Exhibit 99.1

IGC Receives U.S. Patent for Method and Composition for Treating Seizure Disorders

Potomac, MD, June 8, 2022 - India Globalization Capital, Inc. (the “Company”) (NYSE American: IGC) announced today that the United States Patent and Trademark Office (“USPTO”) issued a patent (#11,351,152) to the Company titled “Method and Composition for Treating Seizure Disorders.”

The patent is assigned to IGC and relates to compositions and methods for treating multiple types of seizure disorders and epilepsy in humans and animals, using a combination of the cannabinoid cannabidiol (CBD) with other compounds. Subject to further research and study, the combination is intended to reduce side effects caused by hydantoin anticonvulsant drugs such as phenobarbital, by reducing the dosing of anticonvulsant drugs in humans, dogs, and cats.

About 50 million people worldwide are affected by epilepsy (WHO, 2022). Of the approximately 76 million dogs in the U.S. (American Veterinary Medical Association, 2018), about 5% (one in 20 dogs), or about 3.8 million dogs, can suffer from seizures (Today’s Veterinary Practice, 2014). The Company’s current plans are to pursue a veterinarian pathway through observational studies and clinical trials aimed towards developing a potential treatment for seizure disorders in dogs and cats.

About IGC:

India Globalization Capital, Inc. (IGC), headquartered in Maryland, engages in the development of cannabinoid-based therapies for healthcare applications. IGC recently completed the first Phase 1 safety and tolerability clinical trial for patients suffering from Alzheimer’s disease using a THC-based investigational new drug candidate. The Company also operates an infrastructure business based in India. www.igcinc.us, www.igcpharma.com.

Forward-Looking Statements:

This press release contains forward-looking statements. These forward-looking statements are based largely on IGC’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Company’s failure or inability to commercialize one or more of the Company’s products or technologies, including the product or formulation described in this release, or failure to obtain regulatory approval for the product or formulation, where required; general economic conditions that are less favorable than expected, including as a result of the ongoing COVID-19 pandemic; the FDA’s general position regarding cannabis- and hemp-based products; and other factors, many of which are discussed in IGC’s SEC filings. IGC incorporates by reference the human trial disclosures and Risk Factors identified in its Annual Reports on Form 10-K filed with the SEC on June 14, 2021, and Quarterly Reports on Form 10-Q, filed with the SEC on August 11, 2021, and October 29, 2021 as if fully incorporated and restated herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will occur.

Contact:

Claudia Grimaldi

info@igcinc.us

301-983-0998